Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ending June 30, 2013 Earnings
Houston, Texas — August 6, 2013 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended June 30, 2013.
Highlights for the second quarter of 2013, include:

•
Increased average daily production to 30,171 barrels of oil equivalent per day (“Boepd”), a 48% increase over the second quarter of 2012. Average daily production was relatively flat as compared to the first quarter of 2013 and within the Company’s guidance range of 29,000 to 31,000 Boepd.

•
Increased revenue to $254.6 million in the second quarter of 2013, an increase of $105.5 million over the second quarter of 2012 and a sequential increase of $6.3 million over the first quarter of 2013.

•	Completed and placed on production 20 gross (14.0 net) operated wells in the second quarter of 2013.

•	Began pad drilling operations, which increased the number of gross operated wells waiting on completion to 37 as of the end of the second quarter of 2013.

•
Grew Adjusted EBITDA to $185.5 million, an increase of $77.0 million over the second quarter of 2012 and a sequential decrease of $5.9 million over the first quarter of 2013. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

“Oasis continues to deliver on expectations, as we managed the logistics of pad drilling operations and spring break up during the second quarter,” said Thomas B. Nusz. “We completed 20 gross operated wells with an average working interest of 70%, which is in line with what we projected. This allowed us to keep production relatively flat quarter over quarter. We completed 14.7 net operated and non-operated wells in the second quarter of 2013, while our backlog of wells waiting on completion grew significantly as we began pad drilling during the quarter. Through pad drilling and other operational efficiencies, we drove down operated well costs on the wells completed in the second quarter of 2013 to approximately $8.2 million, excluding the impact of Oasis Well Services (“OWS”). OWS reduced capital expenditures for the Company by $6.4 million in the second quarter of 2013, which equates to approximately $0.4 million per net operated well completed. We also recently picked up two additional drilling rigs and now have 11 rigs operating to capitalize on the efficiencies of pad development and favorable weather conditions.”
Mr. Nusz added, “Completion activity should increase in the third quarter as we work off the backlog of wells waiting on completion that resulted from pad drilling activities. We plan on completing 40 to 45 gross operated wells and expect production to range between 31,500 Boepd and 34,500 Boepd in the third quarter of 2013. We are also tightening our full year production guidance range to 31,500 Boepd to 33,500 Boepd. Lastly, based on encouraging data from our lower bench core work, we will spud two wells this quarter into the lower benches of the Three Forks - one in Indian Hills and one in North Cottonwood.”
Operational and Financial Update
Average daily production by project area is listed in the following table:

	Quarter Ended:
	6/30/2013	3/31/2013	6/30/2012
Average daily production (Boepd)
West Williston	18,257	19,021	13,715
East Nesson	9,312	8,384	4,494
Sanish	2,602	2,748	2,144
Total	30,171	30,153	20,353
Percent Oil	90.6%	91.5%	90.8%

The following table describes the Company’s producing wells by project area in the Williston Basin as of June 30, 2013:

	Bakken/Three Forks Producing Wells
	West Williston		East Nesson		Sanish		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Producing on or before 3/31/2013: (1)
Operated	177	143.1	84	70.5	—	—	261	213.6
Non-Operated	55	4.6	82	6.3	278	22.4	415	33.3
Production started in Q2 2013:
Operated	10	6.7	10	7.3	—	—	20	14.0
Non-Operated	—	—	8	0.4	12	0.3	20	0.7
Total Producing Wells on 6/30/2013:
Operated	187	149.8	94	77.8	—	—	281	227.6
Non-Operated	55	4.6	90	6.7	290	22.7	435	34.0

(1)	Well counts include changes that occurred in the current reporting period for wells producing on or before March 31, 2013.

Additionally, the Company also has a backlog of gross operated wells waiting on completion (“WOC”) and wells that were drilling as of June 30, 2013, as shown below:

	Gross Operated Wells
	WOC	Drilling
West Williston	18	5
East Nesson	19	6
Total	37	11
The Company’s average price per barrel of oil, without realized derivatives, was $91.15 in the second quarter of 2013, compared to $82.36 in the second quarter of 2012 and $93.33 in the first quarter of 2013. The Company’s average price differential compared to NYMEX West Texas Intermediate (“WTI”) crude oil index prices was 3% in the second quarter of 2013, compared to 12% in the second quarter of 2012 and 1% in the first quarter of 2013. As the premium at coastal markets contracted each month during the second quarter of 2013, the Company's price differentials relative to WTI increased. More recently, as pricing on pipelines has become more attractive than pricing on rail, the Company has increased the volumes of its crude oil transported by pipeline.
The Company's revenues are detailed in the following table:

	Quarter Ended:
	6/30/2013	3/31/2013	6/30/2012
Revenues ($ in thousands):
Oil	$226,848	$231,675	$138,559
Bulk oil sale	5,777	—	—
Natural gas	9,217	9,976	6,644
Well services (OWS)	11,461	5,715	3,861
Midstream (OMS)	1,279	938	—
Total revenues	$254,582	$248,304	$149,064

The Company's operating expenses are detailed in the following table:

	Quarter Ended:
	6/30/2013	3/31/2013	6/30/2012
Operating expenses ($ in thousands):
Lease operating expenses (LOE)	$18,266	$19,489	$12,029
Well services (OWS)	6,420	2,682	1,207
Midstream (OMS)	224	232	—
Marketing, transportation and gathering expenses (1)	4,977	3,340	1,970
Bulk oil purchase	5,777	—	—
Non-cash valuation charge	25	49	—
Total operating expenses	$35,689	$25,792	$15,206
Operating expenses ($ per Boe):
Lease operating expenses (LOE)	$6.65	$7.18	$6.49
Marketing, transportation and gathering expenses (1)	$1.82	$1.25	$1.06

(1)	Excludes bulk oil purchase and non-cash valuation charge.

The sequential quarter-over-quarter decrease in lease operating expenses (“LOE”) per barrel of oil equivalent (“BOE”) was primarily due to additional cost savings from Oasis Midstream Services (“OMS”) in the second quarter of 2013. The formation of OMS in the first quarter of 2013 resulted in a portion of income related to salt water disposal activity being included in well services and midstream revenues, rather than as a reduction to LOE. Excluding the impact of OMS, LOE would have been $5.90 per Boe and $6.58 per Boe in the second and first quarter of 2013, respectively, compared to $6.49 per Boe in the second quarter of 2012.
The increase in marketing, transportation and gathering expenses from the first quarter of 2013 to the second quarter of 2013 is due to a $5.8 million bulk oil purchase coupled with higher operated volumes flowing through third party oil gathering pipelines in the second quarter of 2013. Currently, the Company is flowing approximately 85% of its gross operated oil production through these gathering systems. While transporting volumes through third party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by reducing transportation costs included in our oil price differential for sales at the wellhead.
Production taxes as a percentage of oil and gas revenues were 9.1% in the second quarter of 2013, 9.5% in the second quarter of 2012 and 9.1% in the first quarter of 2013. The Company’s production tax rate decreased in the second quarter of 2013 compared to the second quarter of 2012, primarily as a result of additional new Montana wells subject to lower incentivized production tax rates.
Depreciation, depletion and amortization expenses (“DD&A”) totaled $66.8 million in the second quarter of 2013, $44.2 million in the second quarter of 2012 and $66.3 million in the first quarter of 2013. DD&A was $24.33 per Boe in the second quarter of 2013, $23.87 per Boe in the second quarter of 2012 and $24.42 per Boe in the first quarter of 2013.
General and administrative (“G&A”) expenses totaled $16.7 million in the second quarter of 2013, $13.5 million in the second quarter of 2012 and $13.9 million in the first quarter of 2013. The overall increase in G&A expenses from the first quarter of 2013 to the second quarter of 2013 was primarily due to increased employee compensation expenses due to our organizational growth and increased amortization of our restricted stock awards and performance share units. G&A expenses were $6.07 per Boe in the second quarter of 2013, $7.31 per Boe in the second quarter of 2012 and $5.10 per Boe in the first quarter of 2013. Amortization of stock-based compensation, which is included in the aggregate G&A expenses, was $3.1 million, or $1.12 per Boe, in the second quarter of 2013 as compared to $2.3 million, or $1.25 per Boe, in the second quarter of 2012 and $2.3 million, or $0.84 per Boe, in the first quarter of 2013.
The Company’s derivative activities are detailed in the following table:

	Quarter Ended:
	6/30/2013	3/31/2013	6/30/2012
Derivative activities (1) ($ in thousands)
Derivative settlements	$1,246	$1,686	$(1,174)
Non-cash change in unrealized gain (loss) on derivative instruments	11,345	(16,298)	75,769
Net gain (loss) on derivative instruments	$12,591	$(14,612)	$74,595

(1)	The Company's derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.
The Company recorded non-cash charges for the impairment of oil and natural gas properties of $0.2 million in the second quarter of 2013 related to unproved property leases that expired or have been forecasted to expire under current drilling plans, as compared to $2.2 million in the second quarter of 2012 and $0.5 million in the first quarter of 2013.
Interest expense increased $7.3 million to $21.4 million for the second quarter of 2013 compared to the second quarter of 2012 and decreased $0.2 million compared to the first quarter of 2013. The $7.3 million increase was the result of additional interest expense from the Company’s issuance of 6.875% senior unsecured notes in July 2012. Capitalized interest totaled $1.1 million for the second quarter of 2013 and $0.8 million for the second quarter of 2012.

Income tax expense was $37.8 million for the three months ended June 30, 2013, resulting in an effective tax rate of 36.0%. The Company’s income tax expense for the three months ended June 30, 2012 was recorded at 37.4% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended rate for each of the states in which the Company conducts business.
Adjusted EBITDA for the second quarter of 2013 was $185.5 million, an increase of $77.0 million, or 71%, over the second quarter of 2012 of $108.5 million, and a 3% decrease from the first quarter of 2013 of $191.4 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.
For the second quarter of 2013, the Company reported net income of $67.1 million, or $0.72 per diluted share, as compared to net income of $76.0 million, or $0.82 per diluted share, for the second quarter of 2012. The Company’s second quarter 2013 results were impacted by several non-cash items, including an $11.3 million unrealized gain on derivative instruments and a $0.2 million impairment of oil and gas properties. Excluding these items and their tax effect, the second quarter 2013 Adjusted Net Income (non-GAAP) was $60.1 million, or $0.65 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the second quarter of 2012 was $30.0 million, or $0.33 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.

Capital Expenditures
The following table depicts the Company’s exploration and production ("E&P") capital expenditures ("CapEx") by project area and total CapEx by category:

	1Q 2013	2Q 2013	YTD 2013
CapEx ($ in thousands):
E&P CapEx by Project Area
West Williston	$136,370	$85,939	$222,309
East Nesson	82,429	92,576	175,005
Sanish	19,943	5,577	25,520
Total E&P CapEx (1)	238,742	184,092	422,834
OWS	302	2,559	2,861
Non E&P (2)	1,303	2,340	3,643
Total Company CapEx (3)	$240,347	$188,991	$429,338

(1)	Total E&P CapEx include $6.0 million for OMS, primarily related to salt water disposal systems.

(2)	Non-E&P CapEx include such items as administrative capital and capitalized interest.

(3)
CapEx reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity
On June 30, 2013, Oasis had total cash and cash equivalents of $161.6 million and no short-term investments. As of June 30, 2013, the Company had no outstanding indebtedness and $2.2 million of outstanding letters of credit issued under its revolving credit facility, resulting in an unused borrowing base capacity of $897.8 million. On April 5, 2013, the Company entered into a second amended and restated credit agreement (the “Second Amended Credit Facility”) and completed its semi-annual redetermination of the Company’s borrowing base. Pursuant to the Second Amended Credit Facility, the Company’s borrowing base increased from $750 million to $1,250 million. However, the Company elected to limit the lenders’ aggregate commitment to $900 million. The lenders’ aggregate commitment can be increased to the full $1,250 million borrowing base by increasing the commitment of one or more lenders.

Hedging Activity
As of August 6, 2013, the Company had the following outstanding commodity derivative contracts, all of which are priced off of WTI and settle monthly:

		Weighted Average Prices ($/Bbl)					Total
Current Hedged Volumes	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Barrels
2013
Swaps	5 Months (Aug-Dec)				$95.40	8,000	1,224,000
Two-way collars	5 Months (Aug-Dec)		$86.82	$97.75		5,500	841,500
Three-way collars	5 Months (Aug-Dec)	$65.92	$92.45	$111.45		6,130	937,890
Put spread (no ceiling)	5 Months (Aug-Dec)	$71.03	$91.03			4,870	745,110
Total 2013 hedges (weighted average)		$68.18	$90.15	$104.97	$95.40	24,500	3,748,500
2014
Partial Year
Swaps	6 Months (Jan-Jun)				$97.17	1,000	181,000
Three-way collars	6 Months (Jan-Jun)	$70.00	$90.00	$103.98		2,000	362,000
Full Year
Swaps	12 Months (Jan-Dec)				$93.07	3,500	1,277,500
Swaps with sub-floor	12 Months (Jan-Dec)	$70.00			$92.60	6,000	2,190,000
Two-way collars	12 Months (Jan-Dec)		$90.00	$94.90		1,000	365,000
Three-way collars	12 Months (Jan-Dec)	$70.59	$90.59	$105.25		8,500	3,102,500
Total 2014 hedges (weighted average)		$70.32	$90.48	$104.14	$92.99		7,478,000
Implied total volume hedged (BOPD) for balance of 2014						20,488
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Wednesday, August 7, 2013
Time:	10:00 a.m. Central Time
Dial-in:	855-384-2828
Intl. Dial in:	706-634-0151
Conference ID:	18477148
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 1:00 p.m. Central Time on the day of the call and will be available until Wednesday, August 14, 2013 by dialing:

Replay dial-in:	855-859-2056
Intl. replay:	404-537-3406
Conference ID:	18477148
The conference call will also be available for replay at www.oasispetroleum.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director – Finance

Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	June 30, 2013	December 31, 2012
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$161,601	$213,447
Short-term investments	—	25,891
Accounts receivable — oil and gas revenues	130,518	110,341
Accounts receivable — joint interest partners	92,785	99,194
Inventory	16,385	20,707
Prepaid expenses	6,121	1,770
Advances to joint interest partners	1,319	1,985
Derivative instruments	7,353	19,016
Other current assets	5	335
Total current assets	416,087	492,686
Property, plant and equipment
Oil and gas properties (successful efforts method)	2,675,902	2,348,128
Other property and equipment	144,518	49,732
Less: accumulated depreciation, depletion, amortization and impairment	(514,567)	(391,260)
Total property, plant and equipment, net	2,305,853	2,006,600
Derivative instruments	10,554	4,981
Deferred costs and other assets	25,650	24,527
Total assets	$2,758,144	$2,528,794
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,682	$12,491
Advances from joint interest partners	15,583	21,176
Revenues and production taxes payable	102,661	71,553
Accrued liabilities	180,988	189,863
Accrued interest payable	29,133	30,096
Derivative instruments	—	1,048
Deferred income taxes	1,030	4,558
Other current liabilities	688	—
Total current liabilities	360,765	330,785
Long-term debt	1,200,000	1,200,000
Asset retirement obligations	26,268	22,956
Derivative instruments	291	380
Deferred income taxes	249,172	177,671
Other liabilities	2,435	1,997
Total liabilities	1,838,931	1,733,789
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,693,829 issued and 93,554,121 outstanding at June 30, 2013; 93,432,712 issued and 93,303,298 outstanding at December 31, 2012	925	925
Treasury stock, at cost; 139,708 and 129,414 shares at June 30, 2013 and December 31, 2012, respectively	(4,160)	(3,796)
Additional paid-in-capital	663,545	657,943
Retained earnings	258,903	139,933
Total stockholders’ equity	919,213	795,005
Total liabilities and stockholders’ equity	$2,758,144	$2,528,794

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$241,842	$145,203	$483,493	$283,109
Well services and midstream revenues	12,740	3,861	19,393	4,521
Total revenues	254,582	149,064	502,886	287,630
Expenses
Lease operating expenses	18,266	12,029	37,755	21,845
Well services and midstream operating expenses	6,644	1,207	9,558	1,684
Marketing, transportation and gathering expenses	10,779	1,970	14,168	4,539
Production taxes	21,397	13,720	43,486	26,986
Depreciation, depletion and amortization	66,790	44,213	133,051	83,099
Exploration expenses	392	—	2,249	2,835
Impairment of oil and gas properties	208	2,203	706	2,571
General and administrative expenses	16,656	13,537	30,510	25,736
Total expenses	141,132	88,879	271,483	169,295
Operating income	113,450	60,185	231,403	118,335
Other income (expense)
Net gain (loss) on derivative instruments	12,591	74,595	(2,021)	56,009
Interest expense, net of capitalized interest	(21,392)	(14,074)	(42,575)	(27,973)
Other income	294	776	1,074	1,374
Total other income (expense)	(8,507)	61,297	(43,522)	29,410
Income before income taxes	104,943	121,482	187,881	147,745
Income tax expense	37,824	45,439	68,911	55,261
Net income	$67,119	$76,043	$118,970	$92,484
Earnings per share:
Basic	$0.73	$0.82	$1.29	$1.00
Diluted	0.72	0.82	1.28	1.00
Weighted average shares outstanding:
Basic	92,399	92,176	92,387	92,153
Diluted	92,702	92,222	92,812	92,339

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating results ($ in thousands):
Revenues
Oil	$232,625	$138,559	$464,300	$269,935
Natural gas	9,217	6,644	19,193	13,174
Well services and midstream	12,740	3,861	19,393	4,521
Total revenues	254,582	149,064	502,886	287,630
Production data:
Oil (MBbls)	2,489	1,682	4,971	3,156
Natural gas (MMcf)	1,540	1,019	2,929	1,803
Oil equivalents (MBoe)	2,746	1,852	5,459	3,457
Average daily production (Boe/d)	30,171	20,353	30,162	18,993
Average sales prices:
Oil, without realized derivatives (per Bbl) (1)	$91.15	$82.36	$92.24	$85.04
Oil, with realized derivatives (per Bbl) (1) (2)	91.65	81.67	92.83	84.26
Natural gas (per Mcf) (3)	5.98	6.52	6.55	7.30

Costs and expenses (per Boe of production):
Lease operating expenses (4)	$6.65	$6.49	$6.92	$6.32
Marketing, transportation and gathering expenses (5)	1.82	1.06	1.54	1.31
Production taxes	7.79	7.41	7.97	7.81
Depreciation, depletion and amortization	24.33	23.87	24.37	24.04
General and administrative expenses	6.07	7.31	5.58	7.45

(1)
Average sales prices for oil are calculated using total oil revenues, excluding bulk oil sales, divided by oil production. Bulk oil sales totaled $5.8 million for the three and six months ended June 30, 2013 and $1.5 million for the six months ended June 30, 2012.

(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

(3)	Natural gas prices include the value for natural gas and natural gas liquids.

(4)
For the three and six months ended June 30, 2012, lease operating expenses include midstream income and operating expenses, which are included in well services and midstream revenues and well services and midstream operating expenses, respectively, for the three and six months ended June 30, 2013.

(5)	Excludes bulk oil purchase and non-cash valuation charge.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$118,970	$92,484
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	133,051	83,099
Impairment of oil and gas properties	706	2,571
Deferred income taxes	67,974	55,161
Derivative instruments	2,021	(56,009)
Stock-based compensation expenses	5,371	3,898
Debt discount amortization and other	1,753	1,265
Working capital and other changes:
Change in accounts receivable	(13,768)	(26,840)
Change in inventory	(4,200)	(21,636)
Change in prepaid expenses	(4,402)	1,500
Change in other current assets	330	490
Change in other assets	—	(7,365)
Change in accounts payable and accrued liabilities	48,701	40,022
Change in other current liabilities	688	2,470
Change in other liabilities	612	750
Net cash provided by operating activities	357,807	171,860
Cash flows from investing activities:
Capital expenditures	(429,296)	(440,781)
Derivative settlements	2,932	(2,465)
Redemptions of short-term investments	25,000	19,994
Advances to joint interest partners	666	1,978
Advances from joint interest partners	(5,593)	19,380
Net cash used in investing activities	(406,291)	(401,894)
Cash flows from financing activities:
Purchases of treasury stock	(364)	(1,206)
Debt issuance costs	(2,998)	(746)
Net cash used in financing activities	(3,362)	(1,952)
Decrease in cash and cash equivalents	(51,846)	(231,986)
Cash and cash equivalents:
Beginning of period	213,447	470,872
End of period	$161,601	$238,886
Supplemental non-cash transactions:
Change in accrued capital expenditures	$(6,085)	$104,486
Change in asset retirement obligations	3,441	4,185

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA reconciliation to Net Income ($ in thousands):
Net income	$67,119	$76,043	$118,970	$92,484
Net (gain) loss on derivative instruments	(12,591)	(74,595)	2,021	(56,009)
Derivative settlements	1,246	(1,174)	2,932	(2,465)
Interest expense	21,392	14,074	42,575	27,973
Depreciation, depletion and amortization	66,790	44,213	133,051	83,099
Impairment of oil and gas properties	208	2,203	706	2,571
Exploration expenses	392	—	2,249	2,835
Stock-based compensation expenses	3,082	2,307	5,371	3,898
Income tax expense	37,824	45,439	68,911	55,261
Other non-cash adjustments	25	—	74	—
Adjusted EBITDA	$185,487	$108,510	$376,860	$209,647
Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities ($ in thousands):
Net cash provided by operating activities	$187,260	$109,095	$357,807	$171,860
Derivative settlements	1,246	(1,174)	2,932	(2,465)
Interest expense	21,392	14,074	42,575	27,973
Exploration expenses	392	—	2,249	2,835
Debt discount amortization and other	(1,007)	(617)	(1,753)	(1,265)
Current tax expense	837	100	937	100
Changes in working capital	(24,658)	(12,968)	(27,961)	10,609
Other non-cash adjustments	25	—	74	—
Adjusted EBITDA	$185,487	$108,510	$376,860	$209,647

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as net income after adjusting first for (1) the impact of certain non-cash items, including changes in unrealized gains and losses on derivative instruments, impairment of oil and gas properties, and other similar non-cash charges, and then (2) the non-cash items’ impact on taxes based on the Company’s effective tax rates in the same period. Adjusted Net Income is not a measure of net income as determined by GAAP.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Net income	$67,119	$76,043	$118,970	$92,484
Net (gain) loss on derivative instruments	(12,591)	(74,595)	2,021	(56,009)
Derivative settlements	1,246	(1,174)	2,932	(2,465)
Impairment of oil and gas properties	208	2,203	706	2,571
Other non-cash adjustments	25	—	74	—
Tax impact (1)	4,045	27,518	(2,145)	20,912
Adjusted Net Income	$60,052	$29,995	$122,558	$57,493
Adjusted earnings per share:
Basic	$0.65	$0.33	$1.33	$0.62
Diluted	$0.65	$0.33	$1.32	$0.62
Weighted average shares outstanding:
Basic	92,399	92,176	92,387	92,153
Diluted	92,702	92,222	92,812	92,339
Effective Tax Rate	36.0%	37.4%	36.7%	37.4%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash items.